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                                                                    EXHIBIT 4.29

                                DEPOSIT AGREEMENT

                  THIS DEPOSIT AGREEMENT is made and entered into as of June 22, 2001, by and between NTL Incorporated, a Delaware corporation, ("NTL Incorporated"), NTL (Delaware), Inc., a Delaware corporation ("NTL Delaware" and, together with NTL Incorporated, the "Issuers") and United States Trust Company of New York (the "Depositary"), for the benefit of the holders from time to time of the Company's 5.75% Convertible Subordinated Notes due 2011 (the "Convertible Notes") (each, a "Holder" and, collectively, the "Holders").

                                   WITNESSETH:

                  WHEREAS, the Convertible Notes are to be issued under an indenture (the "Indenture"), dated as of June 22, 2001, by and among the Issuers and The Chase Manhattan Bank, as Trustee (the "Trustee").

                  WHEREAS, the Issuers and SFG VI Inc. (the "Purchaser") have entered into that certain Purchase Agreement, dated June 22, 2001 (the "Purchase Agreement"), pursuant to which the Holders will purchase from the Issuers an aggregate of $100,000,000 of Convertible Notes.

                  WHEREAS, the Convertible Notes and the Indenture allow the Issuers to make interest and other payments on the Convertible Notes in cash, including by delivering shares of Common Stock, par value $.01 per share, of NTL Incorporated (the "Common Stock"), to the Depositary for the sale thereof and distribution of the Cash Proceeds (as defined below) to the Paying Agent designated under the Indenture (the "Paying Agent"), which shall initially be the Trustee.

                  WHEREAS, NTL Incorporated shall from time to time deliver to the Depositary (i) duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, that are free of preemptive or similar rights, duly registered and freely tradable (by use of a prospectus under an effective shelf registration statement or otherwise) (the "Qualified Common Stock") under the Securities Act of 1933, as amended (the "Securities Act"); and
(ii) an opinion of counsel addressed to the Depositary (the "Opinion of Counsel"), to the effect that the shares of Qualified Common Stock delivered to the Depositary have been duly authorized, fully paid and validly issued and delivered, and are non-assessable, free of preemptive rights, duly registered and freely tradable (by use of a prospectus under an effective shelf registration statement or otherwise) under the Securities Act; and (iii) a set of written instructions signed by an officer of each of the Issuers, instructing the Depositary as to the disposition of the Qualified Common Stock (the "Instructions").

                  WHEREAS, the Depositary shall follow the Instructions and shall distribute the cash proceeds from any sale of the Qualified Common Stock (the "Cash Proceeds") to the Paying Agent.

                  NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements herein contained, and the agreements and covenants contained in the Purchase Agreement and the Indenture, the parties hereby agree as follows:


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     Section 1.  Payment of Interest on the Convertible Notes

            (a) General. The Holders of the Convertible Notes shall be entitled to receive payment of interest and the Facility Fee (as defined in the Indenture) on the dates and in the manner specified in the Convertible Notes and the Indenture.

            (b) Convertible Notes. For so long as the Convertible Notes are outstanding, NTL Incorporated shall from time to time (should the Issuers elect to make an interest payment on the Convertible Notes or a Facility Fee payment in Common Stock), deliver to the Depositary no later than 10 business days before the applicable interest payment date (i) Qualified Common Stock, in the amount described below; (ii) an Opinion of Counsel as to such Qualified Common Stock; and (iii) the Instructions.

            (i) NTL Incorporated will deliver a sufficient number of shares of Qualified Common Stock that will, upon sale by the Depositary in accordance with the Instructions result in sufficient net cash proceeds (together with any other cash received) to enable the Paying Agent to distribute cash to the Holders on the applicable interest payment date in an aggregate amount equal to the interest payment and the Facility Fee payment then due, including, Liquidated Damages (the "Amount Due").

            (ii) The Depositary shall (i) sell the Qualified Common Stock in accordance with the Instructions, as promptly as practicable; and (ii) distribute the amount of Cash Proceeds from such resale specified in the Instructions to the Paying Agent in accordance with the Instructions as promptly as practicable, but in any event no later than one business day prior to the applicable interest payment date.

            (iii) If the amount of Cash Proceeds from the sale of Qualified Common Stock shall be less than the Amount Due (such difference, the "Shortfall Amount"), the Depositary shall: (i) distribute all Cash Proceeds to the Paying Agent; and (ii) promptly give notice to the Issuers of the Shortfall Amount. Upon receipt of the notice of a Shortfall Amount, the Issuers shall as promptly as practicable deliver to the Depositary (A) cash, and/or (B) the Instructions and additional shares of Qualified Common Stock, to be sold and distributed in accordance with the Instructions delivered therewith and this Agreement. The Depositary shall as promptly as practicable (x) sell the additional shares of Qualified Common Stock (if any) delivered by NTL Incorporated pursuant to this subsection (iii) in accordance with the Instructions and this Agreement; and (y) distribute the cash delivered by the Company pursuant to this subsection (iii) and/or the Cash Proceeds (the sum of such cash and such Cash Proceeds so delivered shall be equal to the Shortfall Amount) to the Paying Agent no later than one business day prior to the applicable interest payment date.

            (iv) If the Cash Proceeds from any such sale of the Qualified Common Stock shall exceed the amount of the Cash Proceeds to be delivered to the Paying




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     Agent pursuant to the Instructions (such difference, the "Excess
     Proceeds"), the Depositary shall (i) give notice to the Issuers of the amount of the Excess Proceeds; (ii) retain the Excess Proceeds and apply such Excess Proceeds to the next succeeding distribution by the Depositary of the Amount Due, in accordance with the Instructions.

            (c) Investment of Excess Proceeds. The Depositary may from time to time invest and reinvest the Excess Proceeds at the instruction of the Issuers in (i) direct obligations of, or repurchase agreements collateralized by direct obligations of, the United States Government (or agencies or instrumentalities thereof) or any state of the United States (or agencies or instrumentalities of any thereof), (ii) certificates of deposit, time deposits, money market accounts or other interest-bearing deposits of commercial banks having total capital and surplus of at least $2,000,000,000 or (iii) commercial paper having at the time of investment a rating from a Nationally Recognized Statistical Rating Organization of the highest rating category granted thereby, provided that such commercial paper is held to maturity, such maturity date to be earlier than the following applicable interest payment date on the Convertible Notes, or (iv) in a U.S. Government Money Market Fund (the "Fund") so long as the Fund is rated as a AAA money market fund, as the Company may from time to time direct in writing. For the purposes of this Agreement, "Nationally Recognized Statistical Rating Organization" shall have the meaning given to that term under Rule 436(g)(2) under the Securities Act. Any interest earned on the Excess Proceeds shall immediately be considered "Excess Proceeds" for the purposes of this Agreement. The Depositary shall have no responsibility for determining such obligations and shall have no liability whatsoever for any investment losses resulting from the investment or reinvestment of the Excess Proceeds.

            (d) Obligation to Pay Interest in Cash. Notwithstanding any other provision of this Agreement, the Issuers shall be obligated to pay the Amount Due in cash if the Qualified Common Stock paid as interest would not, at the time of the applicable interest payment date, be freely transferable (including pursuant to an effective shelf registration statement or otherwise).

     Section 2.  Instructions; Market Agent.

            (a) For so long as Convertible Notes are outstanding, the Instructions delivered by the Issuers to the Depositary pursuant to Section 1(b) hereof in connection with a payment of interest on the Convertible Notes shall specify: (i) the method by which the Depositary shall resell the Qualified Common Stock (which may be effected by the Issuers repurchasing any such Qualified Common Stock); (ii) the Interest Amount; (iii) the amount of Excess Proceeds, if any, to be delivered to the Paying Agent; and (iv) the method of delivery of the Cash Proceeds and/or the Excess Proceeds to the Paying Agent, including wire instructions and/or address if necessary.

            (b) NTL Incorporated may appoint any nationally recognized, registered broker dealer to act as a market agent (a "Market Agent") for the purposes of selling any shares of Qualified Common Stock pursuant to the terms of this Agreement.



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If NTL Incorporated so elects to appoint a Market Agent, it shall instruct the
Depositary to, and the Depositary shall, deliver such Qualified Common Stock to such Market Agent in order to enable the Market Agent to effect such a sale. Upon completion of such a sale, the Market Agent will then deliver the net proceeds of such sale to the Depositary, which will then distribute such proceeds to the Paying Agent in accordance with the terms of the Convertible Notes and this Agreement.

     Section 3.  Term.

            The Deposit Agreement shall terminate on the first day on which no Convertible Notes are outstanding, and the Depositary shall upon its receipt of written instructions from the Issuers distribute any remaining Excess Proceeds to the Issuers; provided that the Issuers have paid all Interest Amounts due under the Convertible Notes.

     Section 4.  Depositary.

            (a) Duties. The Depositary's obligations and duties in connection herewith are those specifically enumerated in this Agreement. The Depositary also will deliver copies of reports, invoices, and other documents related to the Qualified Common Stock and the Cash Proceeds that it has received, as well as an accounting of the Qualified Common Stock and the Cash Proceeds, to each of the parties on written request. The Depositary's duties will be determined only with reference to this Depositary Agreement and applicable laws, and the Depositary is not charged with any duties or responsibilities in connection with any other document or agreement. The parties acknowledge that the Depositary shall not be responsible for any diminution in the value of the Qualified Common Stock held by the Depositary or in the value of the Excess Proceeds due to losses resulting from authorized investments. The Depositary may use its own bond department in executing purchases and sales of authorized investments.

            (b) Liabilities. The Depositary will not be in any manner liable or responsible for the sufficiency, correctness, genuineness, or validity of any instruments deposited with it or with reference to the form of execution thereof, or the identity, authority, or rights of any person executing or depositing same, and the Depositary will not be liable for any loss that may occur by reason of forgery, false representation, or the exercise of its discretion in any particular manner or for any other reason, except for its own gross negligence or willful misconduct. Except in instances of the Depositary's own gross negligence or willful misconduct, the Issuers will jointly and severally indemnify, defend, and hold the Depositary harmless from any demands, suits, or causes of action arising out of this Agreement (including reasonable attorneys' fees). The Depositary shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been executed by the proper party or parties. The Depositary may consult with counsel regarding any of its duties or obligations hereunder, and shall be fully protected in any action taken in good faith in accordance with such advice. The costs and expenses of enforcing this right of indemnification also shall be jointly and severally paid by the Issuers. The right of indemnification shall survive the



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termination of this Deposit Agreement and or the resignation or removal of the
Depositary. Neither the Depositary nor any of its officers, directors, employees or agents shall be liable to any person or party for any action taken or omitted to be taken by it or any of its officers, directors, employees or agents under this Agreement, except in the case of Depositary's gross negligence, bad faith or willful misconduct.

            (c) Receipt. Upon receipt from NTL Incorporated of the Qualified Common Stock and of the Cash Proceeds upon resale of the Qualified Common Stock, the Depositary will deliver a written notice to such effect to the Issuers and the Trustee.

            (d)  Fees. The Depositary's fees hereunder will be as set forth in
Schedule 1 and will, together with all its reasonable costs and expenses, including its legal fees, be paid by the Issuers. The fees are intended as full compensation for the Depositary's services as contemplated by this Deposit Agreement (not including its reasonable costs and expenses).

            (e) Successor Depositary. The Depositary will have the right to resign as Depositary hereunder by delivering 60 days prior notice in writing to the Issuers and the Trustee. The Issuers together with the Purchaser (so long as the Purchaser is a Holder) will have the right to remove the Depositary at any time by joint written notice delivered to the Depositary. If the Depositary resigns or is removed, a successor Depositary will be appointed by mutual agreement of the Issuers and the Purchaser (so long as the Purchaser is a Holder) and such resignation or removal will take effect upon such appointment. Any successor Depositary at any time serving hereunder will be entitled to all rights, powers, and indemnities granted to the Depositary hereunder as if originally named herein. If a successor Depositary is not named within 30 days after the notice of resignation, the Depositary may apply to a court of competent jurisdiction for the appointment of a successor Depositary.

            (f) Disputes. In the event that any dispute arises with respect to this Agreement or in the event that any claim is made with respect to the deposits hereunder, then the Depositary, upon receipt of written notice of such dispute, is authorized and directed to retain in its possession without liability to any person or party, all of the deposits hereunder until such dispute shall have been settled either by the mutual agreement of the parties involved or by a final, unappealable order, decree or judgment of a court of competent jurisdiction.

            (g) Federal Income Tax. All interest earned on the Excess Proceeds shall be considered the currently reportable income, for federal income tax purposes, of NTL Incorporated. The Depositary shall file annually information returns with the United States Internal Revenue Service and payee statements with NTL Incorporated, documenting such interest payments. NTL Incorporated shall provide the Depositary with all forms and information necessary to complete such information returns and payee statements. NTL Incorporated agrees to provide the Depositary with a certified tax identification number by signing and returning a W-9 (or Form W-8, in the case of non-U.S. persons) to the Depositary within 30 days from the date hereof. The Depositary



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understands that, in the event such tax identification numbers are not certified to the Depositary, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Excess Proceeds. Should the Depositary become liable for the payment of taxes, including withholding taxes, relating to income derived from any funds held by the Excess Proceeds or any payment made hereunder, the Depositary may pay such taxes from the Excess Proceeds.

            (h) Merger, Consolidation, etc. Any corporation or association in which the Depositary may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become successor depositary hereunder and vested with all of the title to the assets and all the trusts, powers discretions, immunities, privileges and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

     Section 5.  Miscellaneous.

            (a) Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of all other parties to this Agreement. Without limiting the generality of the foregoing, the Issuers agree to the assignment by a Holder of its rights pursuant to this Agreement to any Affiliate or subsidiary thereof, any partnership controlled thereby, any successor in interest thereto or any lender as collateral security, and agree to execute any appropriate agreement or instrument that the Holder may reasonably request in order to effect or evidence such assignment or consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

            (b) Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of New York (without reference to its choice of law provisions).

            (c) Titles. The titles, captions or headings of the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

            (d) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given or made when received if personally delivered; when transmitted if transmitted by telecopy upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by



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recognized overnight delivery service (e.g., Federal Express); and five business days after being deposited in the mail, first class or registered, postage prepaid. In each case notice shall be sent to:

             If to the Purchaser:

             SFG VI, Inc.
             c/o GE Capital Services Structured Finance Group, Inc. 120 Long Ridge Road
             Stamford, CT 06927, USA

             Attention: Manager-Telecom Portfolio
             Tel.: 203 357-6927
             Fax: 203 961-2194

             If to NTL Incorporated:

             NTL Incorporated
             110 East 59th Street, 26th Floor
             New York, NY 10022

             Attention:  Richard J, Lubasch, Esq.
                         Executive Vice President, General Counsel and Secretary
             Fax No.:    212 906-8497

             If to NTL Delaware:

             NTL (Delaware), Inc.
             110 East 59th Street, 26th Floor
             New York, NY 10022

             Attention:  Richard J, Lubasch, Esq.
                         Executive Vice President, General Counsel and Secretary
             Fax No.:    212 906-8497


             If to the Depositary:

             United States Trust Company of New York
             114 West 47th Street,
             New York, NY 10036
             USA
             Attention:  Corporate Trust Division
             Fax No.:  212 852 1625


         or to such other place and with such other copies as either party may designate as to itself by notice given as written notice to the others.


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            (e)  Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            (f) Consent to Jurisdiction. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the United States District Court for the Southern District of New York (or, if subject matter jurisdiction in that court is not available, in any state court located within the city of New York) over any dispute arising out of or relating to this Agreement or any agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby. Each party hereto irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at its address specified in
Section 5(d).

            (g)  Entire Agreement: Modification. This Agreement, together with
Schedule I, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.




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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, as of the day and year first written above.

                                NTL INCORPORATED

                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:




                                NTL (DELAWARE), INC.



                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:




                                UNITED STATES TRUST COMPANY OF NEW YORK



                                By:
                                    --------------------------------------------
                                    Name:
                                    Title:




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                         SCHEDULE I TO DEPOSIT AGREEMENT

                  In connection with the services provided hereunder by the Depositary, the Depositary shall be limited to receive the following fees (not including its expenses as provided hereunder) for so long as it continues to serve as Depositary hereunder:

1.       Initial Fee of $3,500.00.

2.       Annual administrative fee of $7,500.00.

3.       Activity fees, where applicable:


         o     Free Receive and Free Deliver of Securities, each    $25.00


         o     Trades on a DVP Buying, each                         $25.00


         o     Wire transfers per outgoing Fed wire


               (no charge for incoming wire transfers)              $25.00